SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                             Optimal Robotics Corp
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   68388R208
                                 (CUSIP Number)



--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68388R208                     13G                    Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CRAMER ROSENTHAL MCGLYNN, LLC
     IRS ID# 13-3156718
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     INCORPORATED IN THE STATE OF NEW YORK

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,496,100
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,496,100
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,496,100
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.01%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 5 Pages

Item 1.     (a)   Name of Issuer:

                  Optimal Robotics Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  4700 DE LA SAVANE, SUITE 101
                  MONTREAL, QUEBEC CANADA E6

Item 2.     (a)   Name of Person Filing:

                  CRAMER ROSENTHAL MCGLYNN, LLC

            (b)   Address of Principal Business Office:

                  520 Madison Avenue,
                  New York, New York 10022

            (c)   Citizenship:

                  INCORPORATED IN THE STATE OF NEW YORK

            (d)   Title of Class of Securities:

                  COMMON STOCK

            (e)   CUSIP Number:

                   68388R208

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [X]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G)

            (h)   ( )   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)

                                                               Page 4 of 5 Pages


Item 4.     Ownership.

                                     10.01%

Item 5.     Ownership of Five Percent or Less of a Class.

                                 NOT APPLICABLE

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                          10.01% ONE CLASS OF STOCK

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                                 NOT APPLICABLE

Item 8.     Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.     Notice of Dissolution of Group.

                                 NOT APPLICABLE
Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.

                                  /s/ Elizabeth Coley
                                  -------------------
                                      General Counsel
                                      CRM, LLC.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 10/14/02